Exhibit 99.1

PRAXAIR SHAREHOLDERS ELECT ALVES TO BOARD

DANBURY, Conn., April 26, 2005 – At the annual meeting of Praxair, Inc. (NYSE:PX) shareholders today,  José Paulo de Oliveira Alves, former chief executive officer of Companhia Siderúrgica Nacional (CSN LLC) USA, was elected to the board.  CSN, based in Brazil, is a leading steel producer, with 2004 revenues of $4.6 billion.

With this election, Praxair’s board has 10 members, nine of them independent.

At CSN LLC USA, Alves led development of new business opportunities in the U.S. market, and directed the integration of CSN LLC’s acquisition of the assets of Heartland Steel of Indiana in 2001.  Simultaneously, as executive officer of the parent company in Brazil, he maintained management responsibilities for infrastructure (mines, railways and ports) and energy-generation assets, as well as for the new business development sector.  Prior to 2004 and representing CSN’s holdings, Alves was chairman of Eletropaulo Metropolitana SA, an electricity distribution company, and MRS Logistica SA, a railway logistics company, as well as an alternate director of Cia. Vale do Rio Doce-CRVD, an iron ore mining company.

“Mr. Alves’ international business experience and extensive knowledge of South American markets brings valuable insight to Praxair’s board,” said Dennis H. Reilley, chairman and chief executive officer of Praxair.  About 13% of Praxair’s total sales is generated in South America.

Prior to joining CSN in 1998, Alves was chief executive officer of Ferrovia Sul Atlantico SA (currently ALL-America Latina Logistica SA), a railway company in Brazil. Before that, he was chief executive officer of an iron ore mining company, Minerações Brasilerias Reunidas SA, and executive vice president of its parent company Caemi Mineração e Metalurgia SA (CAEMI), also based in Brazil.  Previously, he served as chief financial officer of CAEMI with management responsibility for operations in Europe, the U.S., and Asia.  At both organizations, he played a major role in the successful privatization and restructuring of the railway system in Brazil.

Alves holds a bachelor’s degree in metallurgical engineering from Universidade Federal do Rio de Janeiro, and has completed several courses in advanced management and strategic planning with professors from Massachusetts Institute of Technology and Harvard University.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion.  The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings.  Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.praxair.com.